FINAL CONFORMED COPY WITH HANDWRITTEN INSERTS MARKED IN BOLD ITALIC


                 Confidential Treatment Requested As To Certain
                      Information Contained In This Exhibit


                COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT


This COLLABORATIVE RESEARCH AGREEMENT ("Agreement") is entered into as of December 1, 2000 by and between PFIZER INC and its Affiliates ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017, and Megan Health, Inc. ("Megan"), a Delaware corporation, having an office at 3655 Vista Ave., St;

WHEREAS, Megan has expertise in vaccine technology; and

WHEREAS, Pfizer has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing with respect to therapeutic and vaccine agents; and

WHEREAS, Pfizer and Megan enter into this Agreement to discover and develop animal vaccines and therapeutic agents; and

WHEREAS, Pfizer and Megan enter into a License and Royalty Agreement of equal date with this Agreement with regard to certain patents and patent applications owned by Megan,

NOW, THEREFORE, the parties agree as follows:

1.       DEFINITIONS. Whenever used in this Agreement, the terms defined in this
Section 1 shall have the meanings specified in this Section.

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                                       2


         1.1 "AFFILIATE" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megan; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or Megan or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or Megan. 1.2 "Commitment Year" means a twelve-month period commencing on the Effective Date and each anniversary of the Effective Date thereafter.

         1.3 "CONFIDENTIAL INFORMATION" means any and all information about any element of a party's Technology or Program Technology which is disclosed by such party ("Disclosing Party) to the other (Receiving Party) and either designated "Confidential" in writing by the Disclosing Party at the time of disclosure or, if orally or otherwise disclosed, confirmed within thirty (30) days following disclosure. Confidential Information shall not include information that, as of the date of such disclosure, is (i) known to the Receiving Party other than through a prior confidential disclosure to the Receiving Party by the Disclosing Party; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of the receiving party; or (iii) obtained from a third party free from any obligation of confidentiality to the disclosing party.

         1.4 "CONTRACT PERIOD" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

         1.5   "EFFECTIVE DATE" is DECEMBER 1, 2000.

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                                       3


         1.6 "AREA" means research, development and commercialization with respect to *** Confidential Treatment Requested as to this information *** as further described in the Research Plan.

         1.7   "FTE" means full-time equivalent.

         1.8 "LICENSE AGREEMENT" shall mean the License and Royalty Agreement between the parties of even date with this Agreement.

         1.9   "PATENT RIGHTS"

                    (a) the patents and patent applications listed in Exhibit A of the License Agreement, and patents issuing on them, including any divisional, continuation, continuation-in-part, renewal, extension, reexamination, reissue or foreign counterpart of such patents and patent applications; and

                    (b) all patent rights in and to inventions *** Confidential Treatment Requested as to this information *** including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

         1.10 "PRODUCT" means any *** Confidential Treatment Requested as to this information *** the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within Patent Rights in the absence of a license.

         1.11 " RESEARCH PLAN" means the written plan describing the research and development in the Area to be carried out by Pfizer and Megan pursuant to this Agreement. Each annual Research Plan will be attached to and made a part of this Agreement as Exhibit A.

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                                       4


         1.12 "RESEARCH PROGRAM" means the collaborative research program in the Area conducted by Pfizer and Megan pursuant to the Research Plan.

         1.13 "RESERVED RIGHTS" means any of the following: (a) the exclusive rights granted by Megan to Boehringer Ingelheim, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import vaccines and therapeutics for horses (the "Equine License"); (b) rights relating to Megan-Registered Trademark- Vac I, Megan-Registered Trademark- Egg and Megan-Registered Trademark- Vac II, AntiPath, as they now exist and as set forth in Exhibit B to the License Agreement; and (c) applicability of Program Technology and Patent Rights to human vaccines and human therapeutic agents.

         1.14 "TECHNOLOGY" means and includes all materials, technology, technical information, know-how, expertise and trade secrets in the Area .

                1.14.1 "MEGAN TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Megan alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Megan has the right to grant rights to such Technology.

                1.14.2 "PROGRAM TECHNOLOGY" means Technology that is or was developed in the course of performing the Research Program by employees of or consultants to Pfizer or Megan solely or jointly with each other.

                1.14.3 "PFIZER TECHNOLOGY" means Technology that is or was developed by employees of or consultants to Pfizer alone or jointly with third parties prior to the Effective Date, but, in the case of consultants or third parties, only to the extent Pfizer has the right to grant rights to such Technology.

         1.15 "VALID CLAIM" means a claim within Patent Rights so long as such claim shall not have been disclaimed by Pfizer (in the case of Patent Rights within the Pfizer Technology) or by Megan (in the case of Patent Rights within the Megan Technology)

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or both (in the case of Patent Rights within the Program Technology) and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.


2.       COLLABORATIVE RESEARCH PROGRAM

         2.1 PURPOSE. Megan and Pfizer shall conduct the Research Program throughout the Contract Period. All Technology in the Area developed in the course of performing the Research Plan will become part of the Program Technology. The objective of the Research Program is to discover and develop Products.

         2.2 RESEARCH PLAN. The Research Plan shall be attached as Exhibit A within sixty (60) days of the Effective Date. For each Commitment Year after the first, the Annual Research Plan shall be prepared by the Research Committee for submission to and approval by Pfizer and Megan no later than ninety (90) days before the end of the prior Commitment Year. The parties expect that Megan's primary responsibility will be the construction of live, genetically attenuated recombinants to be used in SALMONELLA-vectored animal vaccines together with limited immunogenicity testing and Pfizer's primary responsibility will be to develop vaccines based on such constructs.

         2.3 EXCLUSIVITY. *** Confidential Treatment Requested as to this information ***

         2.4    RESEARCH COMMITTEE.

                2.4.1 PURPOSE. Pfizer and Megan shall establish a Research Committee (the "Research Committee"). The functions of the Research Committee shall be:

                       (a) to prepare the Research Plan, and any amendments;

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                       (b) to review and evaluate progress under the Research
Plan;

                       (c) to coordinate and monitor publication of research results obtained from the Research Program as specified in Section 4.2; and

                       (d) to coordinate and monitor the exchange of information and materials that relate to the Research Program.

                The functions detailed in (c) and (d) shall survive termination of this Agreement.

                2.4.2 MEMBERSHIP. Pfizer and Megan each shall appoint, in its sole discretion, four members to the Research Committee. Substitutes may be appointed at any time by written notice to the other party.

         The members initially shall be:

         Pfizer Appointees:           Everett Rosey (Chair)
                                      Tonia Agin
                                      Dennis Foss
                                      Robert Ankenbauer



         Megan Appointees:            Kevin Killeen
                                      Steve Tinge
                                      Donata Sizemore
                                      Ken Roland

                2.4.3 CHAIR. The Research Committee shall be chaired by *** Confidential Treatment Requested as to this information ***

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                2.4.4  MEETINGS. The Research Committee shall meet at least quarterly, at places selected by each party in turn and on dates mutually agreed by the parties. The location of the first meeting of the Research Committee shall be at Pfizer's election. Representatives of Pfizer or Megan or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

                2.4.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Research Committee members within five (5) business days after each meeting. The party selecting the location for the meeting shall be responsible for the preparation and circulation of the draft minutes.

                2.4.6 Decisions. All issues related to the Research Program shall be discussed by the Research Committee members. *** Confidential Treatment Requested as to this information ***

                2.4.7 EXPENSES. Pfizer and Megan shall each respectively bear all expenses, including reasonable travel, related to the participation of their designated members of the Research Committee.

         2.5   REPORTS AND MATERIALS.

                2.5.1 REPORTS. During the Contract Period, Pfizer and Megan each shall furnish to the Research Committee:

                       (a) summary written reports within fifteen (15) days after the end of each stage of the Research Plan, commencing on the Effective Date, describing the progress under the Research Plan; and

                       (b) comprehensive written reports within thirty (30) days after the end of each contract year, describing in detail the work accomplished by it under the Research Plan during the year and discussing and evaluating the results of such work.

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                                       8


                2.5.2 MATERIALS. Megan and Pfizer shall, during the Contract Period, as a matter of course as described in the Research Plan, or upon each other's written or oral request, as the parties may reasonably agree, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of Pfizer Technology, Megan Technology or Program Technology and which are necessary for each party to carry out its responsibilities under the Research Plan; provided, however, that Megan shall, upon request, deliver to Pfizer samples of any material made pursuant to the Research Plan. To the extent that Pfizer requests and Megan provides quantities of materials in excess of the quantities required to do pre-clinical proof of principle experiments, Pfizer shall reimburse Megan for the reasonable costs of such materials.

         2.6 LABORATORY FACILITIES AND PERSONNEL. Megan and Pfizer shall provide suitable laboratory facilities, equipment and personnel for the work to be done by each party in carrying out the Research Program. *** Confidential Treatment Requested as to this information ***

         2.7 DILIGENT EFFORTS. Pfizer and Megan each shall use *** Confidential Treatment Requested as to this information *** efforts to achieve the objectives of the Research Program. Megan and Pfizer will use reasonably diligent efforts to achieve the objectives listed in the Research Plan, and Pfizer will use reasonably diligent efforts to assist Megan in the Research Plan.


3.       PAYMENTS.

         3.1 RESEARCH PROGRAM FUNDING. Pfizer will fund the research to be performed by Megan, pursuant to this Agreement, according to the following schedule:

*** Confidential Treatment Requested as to this information ***

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The funding payments are expected to support the work of *** Confidential
Treatment Requested as to this information ***

                3.1.1 All funding payments shall be made quarterly in advance for work scheduled to be performed by Megan during any three (3) month period, against Megan's invoice for such three (3) month period. At the end of each three (3) month period, Megan shall make adjustments as necessary to reflect the personnel actually assigned and the work actually performed by Megan and such adjustments shall be reflected in Megan's invoice for the next three (3) month period; provided, however, that in each Commitment Year Megan shall be assigned sufficient work to be performed by *** Confidential Treatment Requested as to this information ***. Both parties understand that all payments pursuant to this Section are noncreditable and nonrefundable.

                3.1.2 The amount of the funding payment for each quarter shall be based on the personnel assigned calculated on an FTE basis; provided, however, that the aggregate amount of funding payments made in any Commitment Year shall not exceed the Annual Commitment listed above for such Commitment Year.

         3.3 US FUNDS. Each payment pursuant to this Agreement shall be paid by Pfizer in U.S. currency by wire transfer in immediately available funds to an account designated by Megan, or by other mutually acceptable means within thirty
(30) days after receipt by Pfizer of the invoice from Megan consistent with this
Section 3.

         3.4 RECORDS. Megan shall keep for three (3) years from the conclusion of each year complete and accurate records of its expenditures of efforts from payments received by it from Pfizer under Section 3.1. The records shall conform to good accounting principles as applied to a similar company similarly situated. Pfizer shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant

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                                       10


reasonably acceptable to Megan to inspect said records to verify the accuracy of such expenditures of efforts, pursuant to each Research Plan. Upon reasonable notice by Pfizer, Megan shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, to verify the accuracy of the expenditures of efforts. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. All information concerning such expenditures of efforts, and all information learned in the course of any audit or inspection, shall be deemed to be Megan Confidential Information, except to the extent that it is necessary for Pfizer to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Pfizer to request verification of any expenditures of efforts before or during the three-year period shall be considered acceptance by Pfizer of the accuracy of such expenditures of efforts, and Megan shall have no obligation to maintain any records pertaining to such report or statement beyond such three-year period. The findings of such inspection, if any, shall be binding on the parties.


4.       TREATMENT OF CONFIDENTIAL INFORMATION

         4.1    CONFIDENTIALITY

                4.1.1 Pfizer and Megan each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to the terms and conditions of the License Agreement, the obligations set forth in Section 4.3 and the publication rights set forth in Section 4.2, Pfizer and Megan each agree that during the term of this Agreement and for five
(5) years thereafter, it will keep confidential, and will cause its Affiliates and sublicensees to keep confidential, all Megan Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it, or to any of its Affiliates or sublicensees pursuant to this Agreement. Neither Pfizer nor Megan nor any of their respective Affiliates or sublicensees shall use such

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                                       11


Confidential Information of the other party except as expressly permitted in this Agreement. For the purposes of this Section 4, it is understood that Program Technology shall be deemed Confidential Information of both parties.

                4.1.2 Pfizer and Megan each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Megan each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

                4.1.3 Megan and Pfizer each represent that all of its employees, and any consultants to such party, participating in the Research Program who shall have access to Program Technology, the Technology of the other (Pfizer Technology or Megan Technology, as the case may be) or Confidential Information of the other (Pfizer Confidential Information or Megan Confidential Information, as the case may be) are bound by agreement to maintain such information in confidence.

         4.2 PUBLICATION. Notwithstanding any matter set forth with particularity in this Agreement to the contrary, results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent written approval by Megan's and Pfizer's managements, which approval

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                                       12


shall not be unreasonably withheld. After receipt of the proposed publication by both Pfizer's and Megan's managements, such managements shall provide written approval or disapproval (i) within thirty (30) days for a manuscript; (ii) within fourteen (14) days for an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting; or (iii) within fourteen (14) days for presentation materials to be used at a scientific meeting.

         4.3 PUBLICITY. Except as required by law, neither party may disclose the terms of this Agreement nor the research described in it without the written consent of the other party.

         4.4    PERMITTED DISCLOSURE.

                4.4.1 DISCLOSURE REQUIRED BY LAW. If either party is requested to disclose the other party's Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose the other party's Confidential Information, such party will give the other party prompt notice of such request. The Disclosing Party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If the Disclosing Party seeks a protective order or other remedy, the Receiving Party will cooperate. If the Disclosing Party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the Receiving Party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

                4.4.2 DISCLOSURE OF INVENTIONS. Each party shall promptly inform the other about all inventions in the Area within the Program Technology that are made in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to, the other.

         4.5 RESTRICTIONS ON TRANSFERRING MATERIALS. Megan and Pfizer recognize that the biological, biochemical and chemical materials which are part of Program

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                                       13


Technology represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, Megan agrees not to transfer such materials to any third party for use in the Area, unless prior written consent for any such transfer is obtained from Pfizer; and Pfizer agrees not to transfer such materials to any third party for use outside the Area, unless prior written consent for any such transfer is obtained from Megan.


5. INTELLECTUAL PROPERTY RIGHTS. The following provisions relate to intellectual property rights in the Program Technology.

         5.1 OWNERSHIP. *** Confidential Treatment Requested as to this information ***

         5.2 The filing, prosecution and maintenance of Patent Rights is set forth in the License Agreement.

         5.3 Pfizer and Megan each grant to the other an irrevocable, royalty-free, non-exclusive, world-wide license to manufacture and use Patent Rights and Program Technology for all research purposes.

6. ACQUISITION OF RIGHTS FROM THIRD PARTIES. During the Contract Period, Megan and Pfizer shall each promptly notify each other of any appropriate opportunities to acquire in any manner from third parties, technology, patents or information which it proposes to use in the course of performing the Research Program. Megan and Pfizer shall decide if such rights should be acquired in connection with the Research Program and, if so, whether by Megan, Pfizer or both, it being understood that nothing herein shall obligate either party to obtain such rights or, if it does acquire such rights, to make such rights available for use in the Research Program. If acquired, such rights shall become part of the Confidential Information, Technology or Patent Rights, whichever is appropriate, of the acquiring party or Program Technology, as the case may be.

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7.       OTHER AGREEMENTS. Concurrent with the execution of this Agreement,
Megan and Pfizer shall enter into the License Agreement and Stock Purchase Agreement of even date. This Agreement, the Stock Purchase Agreement and the License Agreement are the sole agreements with respect to the subject matter and supersede all other prior or contemporaneous agreements and understandings, written or oral, between the parties with respect to same.

8.       TERM, TERMINATION AND DISENGAGEMENT.

         8.1 TERM. Unless sooner terminated, as provided below, or extended, by mutual agreement of the parties, this Agreement shall expire *** Confidential Treatment Requested as to this information *** years from the Effective Date.

         8.2 EVENTS OF TERMINATION. The following events shall constitute events of termination ("Events of Termination"):

                       (a) if any written representation or warranty made by Megan or Pfizer, or any of its officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

                       (b) Megan or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

         8.3     TERMINATION.

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                                       15


                8.3.1 UPON EVENT OF TERMINATION BY PFIZER OR MEGAN. Upon the occurrence of any Event of Termination, the party not responsible may, by written notice to the other party, terminate this Agreement.

                8.3.2  If either party terminates this Agreement pursuant to
Section 8.3.1, the License Agreement shall not terminate, but instead shall terminate or expire in accordance with its terms.

         8.4 TERMINATION BY PFIZER. Within ninety (90) days preceding the end of the first Commitment Year, Pfizer may terminate this Agreement, with or without cause, by delivering written notice of termination to Megan. If Pfizer terminates this Agreement pursuant to this Section, it will make all funding payments which would have otherwise been due through the first Commitment Year. Pfizer will retain all rights and obligations as set forth in the License Agreement.

         8.5 Termination of this Agreement by either party, with or without cause, will not terminate the licenses granted pursuant to Section 5.3.

         8.6 Termination of this Agreement for any reason shall be without prejudice to:

                       (a) the rights and obligations of the parties provided in Sections 4, 5, and 11 and any Sections which provide by its terms performance by either party subsequent to termination;

                       (b) Megan's right to receive all payments accrued under
                           Section 3; or

                       (c) any other remedies which either party may otherwise
                           have.

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9.       REPRESENTATIONS AND WARRANTIES. Megan and Pfizer each represents and warrants as follows:

         9.1 It is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware; is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification; and it has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

         9.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders beyond the approvals already obtained; (b) violate any provision of any law, rule, regulations, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its certificate of incorporation or by-laws; or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

         9.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

         9.4 It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

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                                       17


         9.5 It has good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities under the Research Program, subject to no claim of any third party other than any relevant lessors or licensors.


10. COVENANTS OF MEGAN AND PFIZER OTHER THAN REPORTING REQUIREMENTS. Throughout the Contract Period, Megan and Pfizer each shall:

         10.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of their business and operations or the ownership of their properties.

         10.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program, except for those laws, rules, regulations, and orders it may be contesting in good faith.


11. INDEMNIFICATION. Pfizer and Megan will indemnify, defend and hold each other harmless for any and all damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer hereby expressly agrees to

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                                       18


indemnify, defend and hold harmless Megan (and all officers, directors, agents and Affiliates of Megan) for any and all claims arising from clinical trials pursued by Pfizer or its Affiliates and/or sublicensees, the use, manufacture, sale or offer to sell of Products, and/or the exercise of rights granted to Pfizer under Section 5.3 or the License Agreement (including without limitation product liability claims). The indemnifying party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable.


12. NOTICES. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follow, or to such other address as may be designated from time to time:



        If to Pfizer:           To Pfizer at its address as set forth at the
                                beginning of this Agreement, Attention: Senior
                                Vice President, Pfizer Global Research and
                                Development.

        With copy to:           Assistant General Counsel, Pfizer Global
                                Research and Development

        If to Megan:            To Megan at its address as set forth at the
                                beginning of this Agreement, Attention:
                                President, Megan Health, Inc.

        With copy to:           Una Ryan, CEO
                                AVANT Immunotherapeutics, Inc.
                                119 Fourth Avenue
                                Needham, MA 02494

Notices shall be deemed given as of the date received at the above specified address.

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13.      GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.


14.      MISCELLANEOUS.

         14.1 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         14.2 HEADINGS. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

         14.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. Signatures may be transmitted via facsimile, thereby constituting the valid signature and delivery of this Agreement.

         14.4 AMENDMENT, WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

         14.5 NO THIRD PARTY BENEFICIARIES. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this

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Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

         14.6 ASSIGNMENT AND SUCCESSORS. This Agreement may not be assigned by either party , except that each party may assign this Agreement and the rights and interests of such party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

         14.7 FORCE MAJEURE. Neither Pfizer nor Megan shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Megan.

         14.8 SEVERABILITY. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected so long as the essential benefits of this Agreement remain enforceable and obtainable.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PFIZER INC                                    MEGAN HEALTH, INC.


By:   /S/ GEORGE M. MILNE, JR.                By:   UNA S. RYAN
   -------------------------------               -------------------------------

Name:  GEORGE M, MILNE, JR.                   Name:  UNA S. RYAN
     -----------------------------                 -----------------------------

Title:   SR. VICE PRESIDENT                   Title:  PRESIDENT
      ----------------------------                  ----------------------------

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cc:    Pfizer Inc, Legal Division, Groton, CT 06340